Exhibit 99.2

FOR IMMEDIATE RELEASE

CONTACT:	Corporate Communications 404-715-2554 news archive at news.delta.com Investor Relations 404-715-2170

Delta Reports Financial and Operating Performance for February 2013

ATLANTA, March. 4, 2013 – Delta Air Lines (NYSE: DAL) today reported financial and operating performance for February 2013.

Delta’s unit revenues for the month of February grew 5.0 percent vs. prior year. The unit revenue growth was driven by continued corporate revenue gains, increased load factor and improved trans-Atlantic performance.

Despite the impact of inclement weather, Delta completed 99.0 percent of its flights in February and ran an on-time arrival rate of 86.1 percent.

The company’s financial and operating performance is detailed below.

Preliminary Financial and Operating Results
February Consolidated PRASM change year over year	5.0%
Projected March quarter fuel price per gallon, adjusted	$3.23-3.28
February On-time performance (preliminary DOT A14)	86.1%
February Mainline completion factor	99.0%

Note: Fuel price includes taxes, transportation, settled hedges, hedge premiums and refinery impact, but excludes mark to market adjustments on open hedges.

Delta Air Lines serves more than 160 million customers each year. During the past year, Delta was named domestic “Airline of the Year” by the readers of Travel Weekly magazine, was named the “Top Tech-Friendly U.S. Airline” by PCWorld magazine for its innovation in technology, won the Business Travel News Annual Airline Survey and was the recipient of 12 Executive Travel Magazine Leading Edge Awards for U.S. airlines. With an industry-leading global network, Delta and the Delta Connection carriers offer service to nearly 318 destinations in 59 countries on six continents. Headquartered in Atlanta, Delta employs 80,000 employees worldwide and operates a mainline fleet of more than 700 aircraft. A founding member of the SkyTeam global alliance, Delta participates in the industry’s leading trans-Atlantic joint venture with Air France-KLM and Alitalia. Including its worldwide alliance partners, Delta offers customers more than 13,000 daily flights, with hubs in Amsterdam, Atlanta, Cincinnati, Detroit, Memphis, Minneapolis-St. Paul, New York-LaGuardia, New York-JFK, Paris-Charles de Gaulle, Salt Lake City and Tokyo-Narita. The airline’s service includes the SkyMiles frequent flier program, a world-class airline loyalty program; the award-winning BusinessElite service; and more than 50 Delta Sky Clubs in airports worldwide. Delta is investing more than $3 billion through 2013 in airport facilities and global products, services and technology to enhance the customer experience in the air and on the ground. Customers can check in for flights, print boarding passes, check bags and review flight status at delta.com.

Forward Looking Statements

Statements in this press release that are not historical facts, including statements regarding our estimates, expectations, beliefs, intentions, projections or strategies for the future, may be "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. All forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from the estimates, expectations, beliefs, intentions, projections and strategies reflected in or suggested by the forward-looking statements.  These risks and uncertainties include, but are not limited to, the cost of aircraft fuel; the availability of aircraft fuel; the impact of posting collateral in connection with our fuel hedge contracts; the impact of significant funding obligations with respect to defined benefit pension plans; the impact that our indebtedness may have on our financial and operating activities and our ability to incur additional debt; the restrictions that financial covenants in our financing agreements will have on our financial and business operations; labor issues; interruptions or disruptions in service at one of our hub airports; our dependence on technology in our operations; disruptions or security breaches of our information technology infrastructure; the ability of our credit card processors to take significant holdbacks in certain circumstances; the possible effects of accidents involving our aircraft; the effects of weather, natural disasters and seasonality on our business; the effects of an extended disruption in services provided by third party regional carriers; failure or inability of insurance to cover a significant liability at the Trainer refinery; the impact of environmental regulation on the Trainer refinery; our ability to retain management and key employees; our ability to use net operating losses to offset future taxable income; competitive conditions in the airline industry; the effects of extensive government regulation on our business; the effects of terrorist attacks; the effects of the rapid spread of contagious illnesses; and the costs associated with insurance.

Additional information concerning risks and uncertainties that could cause differences between actual results and forward-looking statements is contained in our Securities and Exchange Commission filings, including our Annual Report on Form 10-K for the fiscal year ended Dec. 31, 2012.  Caution should be taken not to place undue reliance on our forward-looking statements, which represent our views only as of March 4, 2013, and which we have no current intention to update

	Monthly Traffic Results (a)					Year to Date Traffic Results (a)
	Feb 2013	Feb 2012	Change			Feb 2013	Feb 2012	Change

RPMs (000):
Domestic	7,685,779	7,967,017	(3.5%	)		15,867,822	16,110,410	(1.5%	)
Delta Mainline	6,204,956	6,258,545	(0.9%	)		12,803,968	12,697,835	0.8%
Regional	1,480,823	1,708,472	(13.3%	)		3,063,854	3,412,575	(10.2%	)
International	5,008,922	5,014,235	(0.1%	)		10,732,752	10,780,778	(0.4%	)
Latin America	1,174,571	1,090,978	7.7%			2,456,300	2,266,933	8.4%
Delta Mainline	1,159,772	1,080,152	7.4%			2,421,640	2,242,445	8.0%
Regional	14,799	10,826	36.7%			34,660	24,488	41.5%
Atlantic	1,987,721	2,180,403	(8.8%	)		4,433,548	4,792,770	(7.5%	)
Pacific	1,846,630	1,742,854	6.0%			3,842,905	3,721,075	3.3%
Total System	12,694,701	12,981,252	(2.2%	)		26,600,575	26,891,188	(1.1%	)

ASMs (000):
Domestic	9,552,211	10,019,071	(4.7%	)		20,011,796	20,556,659	(2.7%	)
Delta Mainline	7,542,977	7,708,780	(2.2%	)		15,759,272	15,836,936	(0.5%	)
Regional	2,009,234	2,310,291	(13.0%	)		4,252,524	4,719,723	(9.9%	)
International	6,500,530	6,870,887	(5.4%	)		13,563,497	14,286,434	(5.1%	)
Latin America	1,464,948	1,453,063	0.8%			2,997,483	2,911,926	2.9%
Delta Mainline	1,443,123	1,433,903	0.6%			2,948,692	2,870,777	2.7%
Regional	21,825	19,160	13.9%			48,791	41,149	18.6%
Atlantic	2,844,038	3,233,374	(12.0%	)		6,000,777	6,756,387	(11.2%	)
Pacific	2,191,545	2,184,450	0.3%			4,565,237	4,618,121	(1.1%	)
Total System	16,052,742	16,889,958	(5.0%	)		33,575,293	34,843,093	(3.6%	)

Load Factor:
Domestic	80.5%	79.5%	1.0		pts	79.3%	78.4%	0.9		pts
Delta Mainline	82.3%	81.2%	1.1		pts	81.2%	80.2%	1.0		pts
Regional	73.7%	74.0%	(0.3)		pts	72.0%	72.3%	(0.3)		pts
International	77.1%	73.0%	4.1		pts	79.1%	75.5%	3.6		pts
Latin America	80.2%	75.1%	5.1		pts	81.9%	77.8%	4.1		pts
Delta Mainline	80.4%	75.3%	5.1		pts	82.1%	78.1%	4.0		pts
Regional	67.8%	56.5%	11.3		pts	71.0%	59.5%	11.5		pts
Atlantic	69.9%	67.4%	2.5		pts	73.9%	70.9%	3.0		pts
Pacific	84.3%	79.8%	4.5		pts	84.2%	80.6%	3.6		pts
Total System	79.1%	76.9%	2.2		pts	79.2%	77.2%	2.0		pts

Mainline Completion	99.0%	99.7%	(0.7)		pts
Factor

Passengers Boarded	11,106,695	11,431,057	(2.8%	)		22,845,340	23,073,665	(1.0%	)

Cargo Ton Miles (000):	178,698	185,171	(3.5%	)		353,822	359,364	(1.5%	)

Endnote:

a Results include flights operated under contract carrier arrangements.